                                                                   Exhibit 10.35

                              EMPLOYMENT AGREEMENT
                              ---------------------

         This agreement (the "Agreement") is made as of August 30, 2000 (the "Effective Date"), by and between Mark J. Cocozza (the "Employee") and Maxwell Shoe Company Inc., a Delaware corporation (the "Company").

         WHEREAS, the Board of Directors of the Company (the "Board") recognizes the Employee's past and continuing contribution to the growth and success of the Company and desires to assure the Company of the Employee's continued employment in an executive capacity and to compensate him therefor; and

         WHEREAS, the Company and the Employee each wishes that this Agreement supersede and render void that certain Employment Agreement dated as of April 27, 1998 by and between the Company and the Employee, as amended; and

         WHEREAS, the Employee wishes to continue his employment by the Company and to commit himself to serve the Company on the terms herein provided;

         NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

         1. Position, Responsibilities and Term of Employment.
            --------------------------------------------------

         1.01 Position and Responsibilities. The Employee shall serve as Chairman of the Board, Chief Executive Officer and President of the Company and in such additional management position(s) as the Board shall designate. In this capacity the Employee shall, subject to the by-laws of the Company and to the direction of the Board, have general supervisory responsibility for the operations of the Company's business. The Employee shall be accountable to the Board and shall perform and discharge, faithfully, diligently and to the best of his ability, his duties and responsibilities hereunder. The Employee shall devote substantially all of his working time and efforts to the business and affairs of the Company.

         1.02 Term. Subject to the provisions of Sections 1.03, 1.04, 1.05 and
1.06 hereof, the term of this Agreement shall commence on the Effective Date and shall expire on the fifth anniversary of the Effective Date.

         1.03 Termination on Account of the Employee's Death. In the event of the Employee's death during the term of this Agreement, this Agreement shall terminate except as provided in this Section 1.03. Following the Employee's death, the beneficiary or beneficiaries indicated below shall be entitled to the following benefits:

         (a) For a period of six months subsequent to the date of the Employee's death, the Company shall continue to pay an amount equal to the Employee's Base Salary (as defined in Section 2.01 hereof) to Susan M. Cocozza, the Employee's beneficiary, or such other beneficiary or beneficiaries as he may later designate (or to his estate, if he fails to make such designation) at the salary rate in effect on the date of his death, said payments to be made on the same periodic dates as salary payments would have been made to the Employee had he not died.

         (b) For a period of six months subsequent to the date of the Employee's death, the Employee's surviving spouse, if any, shall continue to receive all benefits described in Section 2.03 hereof in effect on the date of his death. For purposes of determining the amount of such benefits, the Employee shall be deemed to have remained in the employ of the Company, with an annual salary at the rate in effect on the date of his death. In addition, service credits under the benefit plans will continue to accrue during such six-month period as if the Employee had remained an employee of the Company. If benefits or service credits contemplated by the previous two sentences cannot be provided under any benefit plan because of a prohibition in the terms of the plan, the Company shall pay or provide directly for payment of any benefits which would have been payable if the terms of such benefit plan allowed for the crediting required by the two previous sentences.

The Employee may change the beneficiary for the purposes of this Section 1.03 by making a written designation and delivering such designation to the Secretary of the Company. If the Employee makes more than one such written designation, the designation last received by the Chairman of the Board before the Employee's death shall control.

         1.04. Termination for Cause. The Company shall have the right, after fourteen (14) days' written notice to the Employee, to terminate his employment for cause. For purposes of this Agreement, cause ("Cause") shall mean (a) committing fraud, misappropriation or embezzlement in the performance of duties as an employee of the Company, (b) conviction of a felony involving a crime of moral turpitude, (c) willful disregard of any written directive of the Board that is not inconsistent with the Company's Certificate of Incorporation, by-laws or applicable law, (d) an act of the Employee constituting willful material breach by the Employee of any material provision of this Agreement or
(e) the Employee willfully engaging in any business activity that materially conflicts with Employee's duties owed to the Company. Any termination of the Employee for Cause after a Change of Control occurs (as defined in Section 4.03(a) hereof) must relate to an act or omission of the Employee occurring after the Change of Control occurs.

         1.05 Termination for Other than Cause. Subject to the provisions of
Section 4 hereof, the Employee's employment may be terminated by either party by giving thirty (30) days written notice to the other party. If the Employee terminates his employment, it shall be considered to be a termination of the Employee's employment by the Company for other than Cause if any of the following events shall occur: if the Company (a) fails to appoint (or elect) the Employee to the position or positions listed in Section 1.01 hereof; (b) fails to comply with the provisions of Section 2 hereof; (c) engages in conduct that, against the Employee's volition, would cause the Employee to commit fraudulent acts or would expose the Employee to criminal liability; (d) reduces or attempts to reduce the Employee's annual compensation (as described in Section 2 hereof);
(e) takes or attempts to take from the Employee a title or an office; (f) effects or attempts to effect a significant change in the Employee's responsibilities and/or duties which constitutes a demotion in the judgment of the Employee (such judgment being exercised in good faith); or (g) requires the Employee to be regularly based at any office or location that is more than 50 miles from the Company's current headquarters in Hyde Park (Boston), MA.

         1.06 Extensions. On the fifth anniversary of the Effective Date, and on each subsequent annual anniversary of the Effective Date thereafter, this Agreement shall be automatically extended for an additional year unless either party notifies the other in writing more than six months prior to the relevant anniversary date that this Agreement is no longer to be extended.

         2. Compensation.
            -------------

         2.01 Base Salary. The Base Salary shall be determined by the Company's Compensation and Stock Option Committee; provided, however, that such Base Salary shall be paid at an annual rate of not less than $578,813. The Employee's Base Salary shall be payable in periodic instruments in accordance with the Company's usual practice for its senior executive officers.

         2.02 Performance Bonus. The Employee shall be eligible to receive an annual performance bonus (the "Performance Bonus"), the amount of which shall be determined pursuant to the Company's Senior Management Incentive Plan established by the Company's Compensation and Stock Option Committee. Any Performance Bonus earned under this Section 2.02 shall be payable in accordance with the Company's normal practices with respect to bonus payments made to the Company's senior executive officers; provided, however, that any such Performance Bonus shall be paid not later than thirty (30) days after audited financial statements with respect to the Company's fiscal year during which such bonus was earned become available.

         2.03 Participation in Benefit Plans. The Employee shall be entitled to participate in, and receive benefits under, all the Company employee benefit plans and arrangements in effect on the Effective Date for as long as such plans and arrangements may remain in effect (including, but not limited to, participation in any pension and profit-sharing plan adopted by the Company, any employee stock option plan and all group life, health, dental, disability and other insurance) or any substitute or additional plans, policies or arrangements made available in the future to the executives and key management employees of the Company, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, policies and arrangements. Nothing paid to the Employee under any plan, policies or arrangement presently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Employee hereunder as described in this Section 2.

         2.04 Vacation Days; Sick Leave. The Employee shall be entitled to annual vacation time and sick leave without reduction in Base Salary in the same amount and manner as other senior executive officers of the Company.

         2.05 Expenses. During the term of his employment hereunder, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him (in accordance with the policies and procedures established by the Board for its senior executive officers) in performing services hereunder, provided that the Employee properly accounts therefor in accordance with Company policy.

         3. Rights and Obligations Binding on Employee, the Company and its
            ----------------------------------------------------------------
Successor(s).
-------------

         This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of each of the parties hereto and shall also bind and inure to the benefit of any successor or successors, or assignee or assignees, of the Company. Except as to any such successor or assignee of the Company, neither this Agreement nor any rights, obligations or benefits hereunder may be assigned by the Company or by the Employee. As used in this Agreement, a "successor" or "assignee" of the Company shall include but not be limited to (a) any person or entity succeeding the Company, whether by sale or exchange of stock or assets, merger, consolidation, recapitalization, or a reorganization of any kind, including but not limited to all reorganizations defined in section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), or (b) any person or entity receiving, directly or indirectly, any substantial portion of the business, properties or assets of the Company, in any type of transfer, including, but not limited to, any sale, exchange or other transfer of any assets of the Company, or any transfer in connection with the liquidation and/or dissolution of the Company, or the bankruptcy of the Company. For any such transaction in which the successor or assignee does not succeed to the obligations of the Company under this Agreement by operation of law, the Company agrees that it shall be a precondition to the closing of such transaction that the successor or assignee expressly assume the Company's obligations under this Agreement. Except as provided in Section 4.03 hereof, the rights and obligations of the parties to this Agreement shall not be limited in any way or affected by a Change of Control (as defined in Section 4.03 (a) hereof).

         4. Consequences of Early Termination of Agreement.
            -----------------------------------------------

         4.01 Termination by the Company Other than for Cause. If the Company terminates this Agreement other than for Cause (including if the Employee terminates this Agreement under the circumstances described in the second sentence of Section 1.05 hereof), then the Employee (or the Employee's beneficiary designated pursuant to Section 1.03 hereof if the Employee is deceased at the time of payment) shall continue, throughout the remainder of what would have been the normal term of this Agreement, to receive such compensation and benefits as are provided to the Employee pursuant to Section 2 hereof; provided, however, that in no event shall the Employee receive, during the period beginning with the date of termination of the Employee's employment and the end of what would have been the normal term of this Agreement, an aggregate amount of compensation and benefits less than one and one-half (1 1/2) times the Employee's total compensation (including, for purposes of computing total compensation under this Section 4.01, the amount of any bonus or employee benefits accrued during the relevant period) earned during the twelve-month period immediately preceding the effective date of such termination. The Employee's right to receive such compensation and benefits shall not be subject to any obligations on the part of the Employee to perform any work or other obligations on behalf of the Company, its successor(s) or assignee(s), or to mitigate his damages; provided, however, that if the Employee actually receives compensation for services rendered to any person other than the Company, which services were rendered after the date the Employee was terminated by the Company and before the date constituting the end of what would have been the normal term of this Agreement, then the amount of any such compensation shall be subtracted from the amount otherwise owed to the Employee by the Company pursuant to this Section 4.01. For the purposes of determining the amount of benefits to which the Employee shall continue to be entitled pursuant to Section 2.03 above, the Employee shall be deemed, throughout the period of his entitlement pursuant to this Section 4.01, to have remained in the employ of the Company with an annual salary at the rate in effect on the date of his termination of employment. If continuation of any of the benefits described in
Section 2.03 cannot be provided as contemplated by this Section 4.01 on account of a prohibition in the terms of a benefit plan, the Company shall pay or provide directly for payment of any benefits which would have been payable if the terms of such plan allowed for the crediting anticipated in this Section 4.01.

         4.02 Termination by the Company for Cause. If the Company terminates this Agreement for Cause, then the Company shall thereafter have no further obligations or liability to the Employee under this Agreement; provided, however, that the Employee shall be entitled to receive within thirty (30) days after the effective date of such termination such compensation and benefits as are accrued and unpaid on the effective date of such termination.

         4.03 Termination Following Change of Control. If there is a Change of Control while this Agreement is in effect, the provisions of this Section 4.03 shall apply and shall continue to apply for a two-year period following the Change of Control, regardless of whether or not this Agreement is terminated. If during the two-year period following a Change of Control the Employee's employment is terminated by the Company without Cause, the Employee (or the Employee's beneficiary designated pursuant to Section 1.03 hereof if the Employee is deceased at the time of payment) shall receive such compensation as is provided to the Employee pursuant to subsections (b) and (c) of this Section 4.03.

         (a) For the purposes of this Section 4.03, Change of Control shall mean the occurrence of one or more of the following three events:

                  (i) any one beneficial stockholder or affiliated group of beneficial stockholders becomes at any time the beneficial holder of twenty-five percent (25%) or more of the aggregate voting power of the issued and outstanding securities of the Company with rights to vote for the election of directors of the Company;

                  (ii) at any time after any "reorganization" involving the Company, as such term is defined in section 368 of the Code, or any other type of reorganization, recapitalization, merger, consolidation or sale of assets involving the Company, or a contested election of a Company director, or any combination of the foregoing, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board; or

                  (iii) at any time after a tender offer or exchange offer for voting securities of the Company (other than by the Company), the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the Board.

                  (b) If the Employee becomes entitled to receive compensation pursuant to this Section 4.03, then, in addition to any payments to which the Employee is entitled under Section 4.01 hereof, the Employee shall receive within thirty (30) days of the termination of his employment a lump-sum payment equal to three (3) times the Employee's average annual total compensation (including, for purposes of computing total compensation under this Section 4.03, the amount of any bonus and employee benefits accrued during the relevant period) earned during the five-year period immediately preceding the effective date of the change of control (such payment hereinafter referred to as the "Termination Payment"). In the event that any amount or benefit that may be paid or otherwise provided to or in respect of the Employee by or on behalf of the Company or any affiliate, whether pursuant to this Agreement or otherwise (collectively, "Covered Payments"), is or may become subject to the tax imposed under Code Section 4999 ("Excise Tax"), the Company will pay to the Employee a "Reimbursement Amount" equal to the total of: (A) any Excise Tax on the Covered Payments, plus (B) any Federal, state, and local income taxes, employment and excise taxes (including the Excise Tax) on the Reimbursement Amount, plus (C) the product of any deductions disallowed for Federal, state or local income tax purposes because of the inclusion of the Reimbursement Amount in the Employee's adjusted gross income multiplied by the Employee's combined Federal, state, and local income tax rate for the calendar year in which the Reimbursement Amount is includible in the Employee's taxable income, plus (D) any interest, penalties or additions to tax imposed under applicable law in connection with the Excise Tax or the Reimbursement Amount. For purposes of this Section 4.03(b), the Employee will be deemed to pay (Y) Federal income taxes at the highest applicable marginal rate of Federal income taxation applicable to individuals for the calendar year in which the Reimbursement Amount is includible in the Employee's taxable income and (Z) any applicable state and local income taxes at the highest applicable marginal rate of taxation applicable to individuals for the calendar year in which such Reimbursement Amount is includible in the Employee's taxable income, net of the maximum reduction in Federal income taxes which could be obtained from the deduction of such state or local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of the Employee's adjusted gross income). The payment of a Reimbursement Amount under this sub-Section 4.03(b) shall not be conditioned upon the Employee's termination of employment. Notwithstanding the foregoing provisions of this sub-Section 4.03(b), if it shall be determined that, absent this sentence, the Employee is entitled to a Reimbursement Amount, but that the portion of the Covered Payments that would be treated as "parachute payments" under Code Section 280G ("Covered Parachute Payments") does not exceed 120% of the greatest amount of Covered Parachute Payments that could be paid to the Employee such that the receipt of such Covered Parachute Payments would not give rise to any Excise Tax (the "Safe Harbor Amount"), then no Reimbursement Amount shall be paid to the Employee (unless for any reason Employee is determined to be subject to the Excise Tax after application of the balance of this sentence) and the Covered Parachute Payments payable under this Agreement shall be reduced so that the Covered Parachute Payments, in the aggregate, are reduced to the Safe Harbor Amount. For purposes of reducing the Covered Parachute Payments to the Safe Harbor Amount, only amounts payable under this Agreement shall be reduced. If the reduction of the amounts payable under this Agreement would not result in a reduction of the Covered Parachute Payments to the Safe Harbor Amount, no amounts payable under this Agreement or otherwise shall be reduced pursuant to this
                  Section 4.03(b). The Company shall notify the Employee of any intent to reduce the amount of any Covered Payments in accordance with this sub-Section 4.03(b) (which notice, if practicable, shall be given prior to the occurrence of an event that would give rise to a Covered Parachute Payment), and Employee shall have the right to designate which of the Covered Payments shall be reduced and to what extent, provided that the Employee may not so elect to the extent that, in the determination of counsel to the Company, such election would cause the Employee to be subject to the Excise Tax.

                  (c) If during the two-year period following a Change of Control the Employee's employment is terminated by the Company without Cause, for three years after the termination date, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Employee and/or the Employee's family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) if the Employee's employment had not been terminated (and at a cost to the Employee no greater than the cost to the Employee under such plans, programs, practices and policies) or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to other peer employees of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Employee with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Employee at the time of a Change of Control; provided, however, that if the Employee becomes re-employed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.

         4.04 Other Terminations. If the Employee terminates his employment under this Agreement under such circumstances as would not cause the Employee to be deemed to be terminated by the Company for other than Cause as provided in the second sentence of section 1.05 hereof, and Section 4.03 does not apply to such termination, then the Employee shall be entitled to receive within thirty
(30) days after the effective date of such termination such compensation and benefits as are accrued and unpaid on the effective date of such termination, and neither party to this Agreement shall thereafter have any further liability to the other under this Agreement.

         5. Miscellaneous.
            ---------------

         5.01 Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of The Commonwealth of Massachusetts.

         5.02 Interpretation. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

         5.03 Legal Fees. Any legal expenses incurred by either party to this Agreement in enforcing its rights hereunder (including any legal expenses incurred with respect to any arbitration proceeding pursuant to Section 5.04 hereof) shall be borne and paid solely by such party. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, no provision of this Agreement shall be construed as a limitation on or waiver of any rights that one party to this Agreement may have to be reimbursed by the other party to this Agreement for such first party's attorneys' fees pursuant to any statute or other applicable law.

         5.04 Arbitration of Disputes. Any controversy or claim arising out of, or relating to, any provision of this Agreement shall be settled by binding arbitration in accordance with the laws of The Commonwealth of Massachusetts by three arbitrators, one of whom shall be appointed by the Company, one by the Employee, and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Boston. Such arbitration shall be conducted in the City of Boston in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators, which shall be as provided in this
Section 5.04. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         5.05 Notices. Any notice required or permitted to be given hereunder shall be effective when received and shall be sufficient if in writing and if personally delivered or sent by certified or registered mail, return receipt requested, to the party to receive such notice at its address set forth below or at such other address as a party may by notice specify to the other.

      If to the Company:                  If to the Employee:

      Maxwell Shoe Company Inc.           Mark J. Cocozza
      101 Sprague Street                  30 Andover Country Club Lane
      P.O. Box 37                         Andover, MA 01810
      Readville (Boston), MA  02137

      Attn:  James J. Tinagero,
      Executive Vice President

      With a copy to:                     With a copy to:

      Jonathan K. Layne, Esq.             Thomas E. Peckham, Esq.

      Gibson, Dunn & Crutcher LLP         Bingham Dana
      333 South Grand Avenue              150 Federal Street
      Los Angeles, CA  90071              Boston, MA  02210

         5.06 Confidential Information. The Employee will not disclose to any other person or entity (except as required by applicable law or in connection with the performance of his responsibilities hereunder), or use for his own benefit, any confidential information of the Company obtained by him incident to his employment with the Company. The term "confidential information" includes, without limitation, financial information, business plans, prospects and opportunities which have been discussed or considered by the Company's management but does not include any information which has become public other than on account of the Employee's failure to comply with the provisions of this
Section 5.06.

         5.07 Non-Competition. The Employee agrees that, for a period of eighteen (18) months following the date of termination of this Agreement (other than a termination that results solely from the expiration of the initial or extended normal term of this Agreement contemplated by Sections 1.02 and 1.06 hereof), he will not directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, or solicit any employees of the Company on behalf of, any entity or business which competes directly with the footwear or retail businesses conducted by the Company or by any group, division or subsidiary of the Company, in any area where such business is being conducted or is proposed to be conducted at such date of termination; provided, however, that this provision shall not apply if this Agreement is terminated as provided in the parenthetical phrase set forth above in this sentence. It is understood and agreed that, for the purposes of the foregoing provisions of this Section 5.07, (i) no business shall be deemed to be a business conducted by the Company, or any group, division or subsidiary of the Company, unless not less than five percent (5%) of the Company's consolidated gross sales or operating revenues is derived from, or not less than five percent (5%) of the Company's consolidated assets is devoted to, such business; and (ii) no business conducted by any entity by which the Employee is employed or in which he is interested or with which he is connected or associated shall be deemed competitive with any business conducted by the Company unless it is one from which five percent (5%) or more its consolidated gross sales or operating revenues is derived, or to which five percent (5%) or more of its consolidated assets is devoted; provided, however, that if the actual gross sales or operating revenues or assets of such entity derived from or devoted to such business is equal to or in excess of ten percent (10%) of the most nearly comparable figure for the Company, such business of such entity shall be deemed, to be competitive with a business of the Company. Furthermore, ownership of five percent (5%) or less of the voting stock of any publicly held corporation shall not constitute a violation of this Section 5.07.

         5.08 Amendment and Waiver. This Agreement may not be amended, supplemented or waived except by a writing signed by the party against which such amendment, supplement or waiver is to be enforced. The waiver by any party of a breach of any provision of this Agreement shall not operate to waive, or be construed as a waiver of, any other breach of that provision nor as a waiver of any breach of another provision.

         5.09 Binding Effect. Subject to the provisions of Section 3 hereof, this Agreement shall be binding on the successors and assigns of the parties hereto.

         5.10 Other Agreements. This Agreement supersedes and renders void the terms of any previously executed employment agreements, including but not limited to that certain Employment Agreement dated April 27, 1998 between the Company and the Employee, as amended, and/or compensation agreements between the parties, which shall no longer be considered to have any force or effect.

         5.11 Counterparts. This Agreement may be executed in two counterparts, each of which is an original but which shall together constitute one and the same instrument.

         Upon execution below by both parties, this Agreement will enter into full force and effect as of August 30, 2000.


      MAXWELL SHOE COMPANY INC.             THE EMPLOYEE

      By: /s/ James J. Tinagero             /s/ Mark J. Cocozza
          ------------------------     -----------------------------
              James J. Tinagero                 Mark J. Cocozza
          Executive Vice President